NEWS   FROM
            Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 6, 2008
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Adds Vice President Land

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ/GSM: PETD) is pleased to announce the addition of Mr. James R. Schaff as Vice President Land.

Mr. Schaff has over 27 years of progressive experience in the oil, gas, and mining land services industry.  Most recently, he served as Landman Team Leader and Senior Staff Landman for Williams Production RMT Company (successor to Barrett Resources Corporation) where he was responsible for providing land support for the negotiation, closing and drilling of all exploration projects in the Rocky Mountain Region, as well as providing land support for the development program in the Piceance Basin.  His earlier experiences include Vice President and Land Manager of Nova Natural Resources Corporation, Consulting Landman for U.S. Borax, Inc., and many years serving as an Independent Landman.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, PDC was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

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120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597